FLOWSTAR TECHNOLOGIES INC. Consolidated Financial Statements September 30, 2003 and 2002

FLOWSTAR TECHNOLOGIES INC.

Board of Directors
Flowstar Technologies Inc.
Edmonton, Alberta CANADA

INDEPENDENT AUDITOR’S REPORT

We have audited the accompanying consolidated balance sheets of Flowstar Technologies Inc. (an Alberta corporation) as of September 30, 2003 and 2002, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended September 30, 2003 and the period from November 29, 2001 (inception) through September 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Flowstar Technologies Inc. as of September 30, 2003 and 2002, and the results of its operations, stockholders’ equity (deficit) and its cash flows for the year ended September 30, 2003 and the period from November 29, 2001 (inception) through September 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has negative cash flows from operations and incurred an accumulated deficit of $319,737 through September 30, 2003. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding this issue are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
March 11, 2004

FLOWSTAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2003	2002

ASSETS

CURRENT ASSETS
Cash	$17	$1,413
Accounts receivable	110,568	1,002
Accounts receivable, related parties	435	-
Goods and services tax recoverable	42,313	1,468
Inventory	198,741	965
Prepaid expenses	5,313	770
Total Current Assets	357,387	5,618

PROPERTY AND EQUIPMENT, net	123,369	-

OTHER ASSETS
Trademark	1,001	-
Deferred tax asset	67,760	-
Total Other Assets	68,761	-

TOTAL ASSETS	$549,517	$5,618

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Overdraft payable	$1,699	$-
Accounts payable and accrued liabilities	160,910	3,743
Accounts payable, related parties	13,251	-
Shareholder loan payable	95,234	42,247
Current portion of long-term debt	6,125	-
Total Current Liabilities	277,219	45,990

LONG-TERM LIABILITIES
Promissory notes payable, net of current	581,350	-
Finance contract, net of current	23,493	-
Total Long-term Liabilities	604,843	-

Total Liabilities	882,062	45,990

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, no par value; unlimited shares authorized,
200 and 100 shares issued and outstanding, respectively	154	77
Other comprehensive income (loss)	(12,962)	(1,576)
Accumulated deficit	(319,737)	(38,873)
Total Stockholders' Equity (Deficit)	(332,545)	(40,372)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$549,517	$5,618

The accompanying notes are an integral part of these financial statements.

FLOWSTAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

		Period from
		November 29, 2001
	Year Ended	(Inception) to
	September 30,	September 30,
	2003	2002

REVENUES	$146,893	$26,657

COST OF REVENUES
Cost of revenues sold	147,037	18,223
Obsolete inventory cost	-	13,510
Total Cost of Revenues	147,037	31,733

GROSS PROFIT	(144)	(5,076)

OPERATING EXPENSES
Advertising and promotions	93,093	26,622
Administrative wages and benefits	118,575	2,104
Depreciation and amortization	15,760	-
Office expenses	22,403	1,064
Professional services	33,621	248
Rent	11,863	1,036
Telephone	5,152	895
Travel and entertainment	27,767	1,626
General and administrative	11,712	202
Total Operating Expenses	339,946	33,797

LOSS FROM OPERATIONS	(340,090)	(38,873)

OTHER INCOME (EXPENSES)
Loss on sale of assets	(5,894)	-
Total Other Income (Expenses)	(5,894)	-

LOSS BEFORE INCOME TAXES	(345,984)	(38,873)

INCOME TAXES
Deferred	(65,120)	-
Total Income Taxes	(65,120)	-

NET LOSS	(280,864)	(38,873)

OTHER COMPREHENSIVE INCOME (LOSS)
Translation adjustment	(11,386)	(1,576)

COMPREHENSIVE INCOME (LOSS)	$(292,250)	$(40,449)

BASIC AND DILUTED NET LOSS
PER COMMON SHARE	$(1,872.43)	$(388.73)

WEIGHTED AVERAGE NUMBER OF
BASIC AND DILUTED COMMON STOCK
SHARES OUTSTANDING	150	100

The accompanying notes are an integral part of these financial statements.

FLOWSTAR TECHNOLOGIES INC.
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock		Other
			Comprehensive	Accumulated
	Shares	Amount	Income/Loss	Deficit	Total

Common stock issued for cash at an average price	100	$77	$-	$-	$77
of $ 7 per share upon incorporation

Net loss for the period ended September 30, 2002	-	-	(1,576)	(38,873)	(40,449)

Balance, September 30, 2002	100	77	(1,576)	(38,873)	(40,372)

Common stock issued for cash at an average price
of $7 per share	100	77	-	-	77

Net income for the year ended September 30, 2003	-	-	-	(280,864)	(280,864)

Foreign currency tranlation adjustment	-	-	(11,386)	-	(11,386)

Balance, September 30, 2003	200	$154	$(12,962)	$(319,737)	$(332,545)

The accompanying notes are an integral part of these financial statements.

FLOWSTAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

		Period from
		November 29, 2001
	Year Ended	(Inception) to
	September 30,	September 30,
	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(280,864)	$(38,873)
Adjustments to reconcile net income (loss) to cash
used in operating activities:
Loss on sale of assets	5,894	-
Depreciation and amortization	15,760	-
Decrease (increase) in assets:
Receivables	(109,131)	(1,002)
Goods and services tax recoverable	(40,845)	(1,468)
Inventory	(197,776)	(965)
Prepaid expenses	(4,543)	(770)
Deferred tax asset	(67,760)	-
Increase (decrease) in liabilities:
Bank indebtedness	1,699	-
Accounts payable and accrued liabilities	170,418	3,743
Net cash used in operating activities	(507,148)	(39,335)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(1,001)	-
Purchase of property and equipment	(101,029)	-
Proceeds from the sale of fixed assets	4,608	-
Net cash used in investing activities	(97,422)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	77	77
Proceeds from shareholder loans	114,713	60,727
Payments on shareholder loans	(79,590)	(18,480)
Payments on financing contract	(1,021)	-
Proceeds from promissory notes	581,350	-
Net cash provided by financing activities	615,529	42,324

Net increase in cash	10,959	2,989

Effects of exchange rate on cash	(12,355)	(1,576)

Cash, beginning	1,413	-

Cash, ending	$17	$1,413

SUPPLEMENTAL CASH FLOW DISCLOSURES:

Interest expense paid	$-	$-
Income taxes paid	$-	$-

NON-CASH FINANCING AND INVESTING ACTIVITIES:

Disposal of assets in exchange for expenses	$462	$-
Asset purchased with finance contract	$28,586	$-

The accompanying notes are an integral part of these financial statements.

FLOWSTAR TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003 and 2002

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Flowstar Technologies Inc. (hereinafter”Flowstar” or “the Company”) was incorporated November 29, 2001 under the laws of the Province of Alberta, Canada. The Company currently sells and markets products to oil and gas companies. On June 30, 2003, the Company purchased 100% of the outstanding shares of common stock of Sharpworks Inc. (hereinafter “Sharpworks”). See Note 4.

The Company’s year end is September 30.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounting Methods
The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Going Concern
As shown in the accompanying financial statements, the Company has negative cash flows from operations and has incurred an accumulated deficit of $319,737 through September 30, 2003. The Company’s stockholders are currently in negotiations with a public company that will provide synergies with other acquired businesses which will, if successful, mitigate these factors which raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

An estimated $500,000 is believed necessary to continue operations through the next fiscal year. The timing and amount of capital requirements will depend on a number of factors, including demand for products.

FLOWSTAR TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003 and 2002

Recent Accounting Pronouncements
In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (hereinafter “SFAS No. 150”). SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement has had no impact on the Company’s financial condition or results of operations.

Cash and Cash Equivalents
For purposes of the statements of cash flows, the Company considers all highly liquid investments (or short-term debt) with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk
The Company maintains its cash in a commercial account at a major Canadian financial institution.

Functional Currency and Foreign Translation Gains/Losses
The Company’s functional currency is the Canadian dollar. The Company has adopted Financial Accounting Standard No. 52. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Gains or losses are included in income for the year, except gains or losses relating to long-term debt which are deferred and amortized over the remaining term of the debt. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction.

Accounts Receivable
The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. The Company’s policy is to accrue interest on trade receivables at the discretion of management. As of September 30, 2003, the Company had not charged interest on its receivables.

Inventories
Inventories are stated at the lower of cost or market on a first-in, first-out basis. See Note 5.

FLOWSTAR TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003 and 2002

Intangible Assets
In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (hereinafter “SFAS No. 141”) and Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" (hereinafter “SFAS No. 142”). SFAS No. 141 provides for the elimination of the pooling-of-interests method of accounting for business combinations with an acquisition date of July 1, 2001 or later. SFAS No. 142 prohibits the amortization of goodwill and other intangible assets with indefinite lives and requires periodic reassessment of the underlying value of such assets for impairment. The adoption of this standard has not effected the Company’s financial statements.

Revenue Recognition
The Company recognizes revenue from product sales upon shipment to the customer.

Shipping and Handling Fees and Costs
Shipping and handling income is included with revenue, while the associated costs are included with cost of sales.

Advertising Expenses
Advertising expenses consist primarily of costs incurred in the design, development, and printing of Company literature and marketing materials. The Company expenses all advertising expenditures as incurred. The Company’s advertising expenses for the years ended September 30, 2003 and 2002 were $93,093 and $26,622, respectively.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, after elimination of the intercompany accounts and transactions. The wholly owned subsidiary of the Company is listed in Note 4.

Stock-Based Compensation
In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (hereinafter “SFAS No. 148”). SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of the statement are effective for financial statements for fiscal years ending after December 15, 2002. As the Company accounts for stock-based compensation using the intrinsic value method prescribed in APB No. 25, “Accounting for Stock Issued to Employees”, the adoption of SFAS 148 has had no impact on the Company’s financial condition or results of operations.

FLOWSTAR TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003 and 2002

Derivative Instruments
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (hereinafter “SFAS No. 133”), as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB No. 133”, and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”. In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (hereinafter “SFAS No. 149”). SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 is not expected to have a material impact on the financial position or results of operations of the Company.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

Earnings Per Share
The Company adopted Statement of Financial Accounting Standard No. 128, which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Basic and diluted earnings were the same as there were no common stock equivalents outstanding at September 30, 2003 and 2002.

Fair Value of Financial Instruments
The Company's financial instruments as defined by Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments," include cash, receivables, accounts payable, accrued expenses and notes payable. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at September 30, 2003 and 2002.

FLOWSTAR TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003 and 2002

Provision for Taxes
Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. See Note 9.

Use of Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, expenses and common stock equivalents. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

NOTE 3 – COMMON STOCK

The Company is authorized to issue an unlimited number of shares of Class “A” no-par value of voting common stock and an unlimited number of shares of Class “B” no-par value of non-voting common stock. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company. At September 30, 2003 and 2002, the Company had issued a limited number of Class “A” shares and no Class “B” Shares.

NOTE 4 – ACQUISITIONS

On June 30, 2003, the Company purchased 100% of the issued and outstanding shares of common stock of Sharpworks Inc., an assembling/manufacturing company owned 50% by an officer of the Company. Sharpworks was incorporated December 5, 2001 under the laws of the Province of Alberta, Canada. Currently Sharpworks carries the inventory and assembles merchandise for Flowstar to be sold in the oil and gas industry. In addition, Sharpworks assembles merchandise for two companies owned by one of the shareholders of the Company.

The purchase price of Sharpworks was $4,000 cash. The net book value of assets acquired was $112,600 and of liabilities acquired was $108,600. Upon its acquisition, Sharpworks became a wholly owned subsidiary of the Company.

FLOWSTAR TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003 and 2002

Pro forma information giving effect to the acquisition as if the acquisition took place in at the beginning of the year is as follows:

	Flowstar	Sharpworks	Eliminations	Total
Revenue	$133,988	$253,299	$(132,371)	$254,916
Cost of Sales	97,229	144,389	(8,129)	233,489
Gross Margin	36,759	108,910		21,427
Operating
Expenses	388,978	134,643	(124,242)	399,379
Other Income	14,946	48,867	(14,946)	48,867
Net	$(337,273)	$23,134		$(329,085)

NOTE 5 – INVENTORY

The cost of finished goods includes the cost of raw material, and direct labor costs.

The components of inventory at September 30, 2003 and 2002 are as follows:

	2003	2002

Finished goods	$188,124	$618
Raw materials	10,617	347
	$198,741	$965

NOTE 6 - PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The useful lives of property and equipment for purposes of computing depreciation are two to five years. The following is a summary of property, equipment, and accumulated depreciation:

	September 30,	September 30,
	2003	2002
Manufacturing equipment	$5,251	$-
Furniture and fixtures	10,036	-
Office equipment and computers	53,755	-
Leasehold improvements	738
Vehicles	69,714	-
	139,495	-
Less accumulated depreciation	16,126	-
Net Property and Equipment	$123,369	$-

FLOWSTAR TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003 and 2002

Depreciation and amortization expense for the year ended September 30, 2003 was $15,760. The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

NOTE 7 – LICENSE AGREEMENT

On December 6, 2001, the Company entered into a three-year license agreement with Flowray Inc. (hereinafter “Flowray”), a company owned in part by an officer of the Company. The license will automatically renew in one-year increments unless terminated with written notice. This license allows for the Company to use all of Flowray’s technology to manufacture and sell products worldwide. A royalty payment of 10% of the products sold is contractually obligated to be paid on a quarterly basis. Subsequent to the date of these financial statements, Flowray transferred this license agreement to Quadra Products International Inc., a Barbadian corporation, as part of a sale agreement between Flowray and Quadra Products International Inc.

NOTE 8 – NOTES PAYABLE AND LONG-TERM DEBT

The Company was advanced funds from Wescorp Energy Inc., an entity which has subsequently purchased 100% of the outstanding common stock of the Company. The funds are to be used for operations and partially will be used for the purchase of the outstanding stock of the Company from current stockholders. The total amount due to Wescorp at September 30, 2003 was $581,350. The loan is secured by all tangible and intangible assets of Flowray and another company owned by an officer of the Company. Under the terms of the promissory notes interest accrues starting six months from the date the funds were advanced at the rate of 5% per annum. Interest is payable quarterly commencing September 30, 2004. These notes are due at various dates through 2008 and 2009.

The following are the terms of other loans payable by the Company at September 30:

	2003	2002
Advances from shareholder, non-interest
bearing with no set terms of repayment	$95,234	$42,247
Vehicle finance contract, GMAC, zero
interest, monthly payment of $663	$29,619	$-
Canadian payable through July 2008

FLOWSTAR TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003 and 2002

NOTE 9 – INCOME TAXES

The Company is taxed under the laws of Canada. At September 30, 2003, the Company had a net deferred tax liability calculated at an expected rate of 17% principally arise from net operating loss carryforward.

The significant components of the net deferred tax liability at September 30, 2003 and 2002 were as follows:

	September 30,	September 30,
	2003	2002
Deferred tax asset:
Net operating loss carryforward	$67,760	$-

At September 30, 2003, the Company has net operating loss carryforwards of approximately $380,000, which expire in 2010.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

On January 16, 2002, Sharpworks signed a lease agreement for building space in Edmonton, Alberta. The three year lease terminates on January 31, 2005. The lease agreement called for a deposit of $4,000 Canadian dollars, and the minimum monthly rent amounts to $1,940 plus taxes. Sharpworks is required to have liability insurance and pay all utilities and other applicable occupancy expenses.

On March 24, 2002, the Company signed a security agreement with its then sole stockholder for past and future cash advances to the Company. As of the date of these financial statements, the Company owed a total of $95,234 and $42,247, respectively.

On January 22, 2002, the Sharpworks signed two separate agreements with a company owned in part by the officer of the Company. One agreement was a month to month sublease agreement for office space at $1,200 Canadian dollars per year. The second agreement was to provide services to the related party, including manufacturing, labor, materials and equipment services. This agreement had a one-year term with automatic renewals. The related fee to be charged is a 10% surcharge for all services rendered under this second agreement.

NOTE 11 - RELATED PARTY TRANSACTIONS

The Company subleases part of its office space to an entity under common control. The Company licenses technology and know-how from a company under common control. See Note 7 and 10.

FLOWSTAR TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003 and 2002

See Note 8 for related party borrowings.

Management is of the opinion that the terms and conditions of the aforementioned related party transactions are consistent with standard business practice.

NOTE 12 – CONCENTRATIONS

Foreign Operations
The accompanying balance sheet includes $558,000 relating to the Company’s assets in Canada. Although this country is considered politically and economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

NOTE 13— SUBSEQUENT EVENTS

Change in Control
In the months following September 30, 2003, Wescorp Energy Inc. completed negotiations to acquire 100% of the common stock of Flowstar, thereby changing the control of the Company.